UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 27, 2006
MFC Development Corp.
(Exact name of registrant as specified in its charter)
Delaware	000-31667	13-3579974
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
271 North Ave. - Suite 520 - New Rochelle, NY 10801
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  (914) 636 - 3432

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Statements in this Current Report on Form 8-K (including the exhibit, if any) that are not purely historical facts, including statements regarding MFC Development Corp.'s beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render MFC Development Corp.’s products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause MFC Development Corp.'s actual results to differ from management's current expectations are contained in MFC Development Corp.'s filings with the Securities and Exchange Commission. MFC Development Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this filing.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 27, 2006, MFC Development Corp. (“MFC” or the “Registrant”), appointed Roger A. Burlage, age 63, to the Board of Directors. There are no family relationships between Roger A.  Burlage and any director or executive officer of the Registrant. Mr. Burlage was also named a member of MFC’s Audit Committee.

The business experience of Mr. Burlage follows:
Roger A. Burlage is an established entertainment industry executive and leader with a vast array of experience and success in the film and television business and extensive management and related experiences in several other industries. Mr. Burlage has a track record in managing companies, formulating and executing their respective business plans.
Since May of 2003, Mr. Burlage has been operating as a business consultant in the entertainment industry, as well as other industries. He has engaged in independent movie production activities, book publishing, corporate reorganizations, investments and the pursuit of an invention based on an idea developed in 1994. This activity is conducted under, Castlebridge Enterprises, Inc., a California corporation owned by Mr. Burlage. Since August 2006 Mr. Burlage has served on the board of directors of a Canadian public company, Mainframe Entertainment, Inc. which is located in Vancouver, BC
From April 1999 through April of 2003, Mr. Burlage was Chairman and Chief Executive Officer of The Harvey Entertainment Company. In June 2001, Mr. Burlage completed the sale of The Harvey Entertainment Company’s intellectual property assets to Classic Media and in February of 2003, Mr. Burlage concluded a sale of the filmed entertainment assets of the company to Echo Bridge Entertainment.
Mr. Burlage was President and Chief Executive Officer of LIVE Entertainment, Inc. from December 1993 and Chairman of the Board from March 1996 until February 1998. The company was sold in 1997 to a private group of investors who renamed the company Artisan Entertainment. Mr. Burlage remained with Artisan on a significantly full time basis as transitional Chairman until February 1998.
Prior to LIVE, Burlage served as President and Chief Executive Officer for Trimark Holdings, Inc. for four years. Under Burlage’s leadership, Trimark increased its revenues three hundred percent with a corresponding increase in profitability, facilitating a well-received initial public offering.  Trimark expanded from a home video company to a diversified full service motion picture distribution company including international as well as domestic theatrical and television.
Mr. Burlage was one of the founding executives of New World Entertainment. He was President and Chief Operating Officer of the company from its inception (February 1983) to 1987. During this time, sales growth went from $8 million to approximately $400 million over a five-year period. Under Burlage’s direction, New World expanded its operations into home video and international television and theatrical distribution. He was instrumental in arranging the financing for New World and spearheaded its initial public offering.
Mr. Burlage was senior executive of AVCO Embassy Pictures and its successor company from 1977 to 1983. Before joining Embassy, Burlage held various management and executive positions at AVCO Corporation. These positions provided Mr. Burlage with extensive experience in the business environment and industry experience in the financial services (including saving & loan, credit card, travel and consumer lending), real estate, manufacturing and insurance industries.
Mr. Burlage graduated from the University of Toledo in Ohio, receiving a BBA with a major in Accounting. Currently, he is a CPA in the state of California and is a member of the Academy of Motion Pictures Arts and Sciences.

Exhibits
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2006	By:	/s/ Victor Brodsky
Victor Brodsky Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)